UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2003

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Oak Road, Walnut Creek, California	94597-2098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (925) 658-7878

(Former name or former address, if changed since last report)

Item 5.    Other Events

On May 1, 2003, The PMI Group, Inc. (the “Company”) announced via press release that Standard & Poor’s (S&P) has affirmed the ratings of the Company and its wholly-owned subsidiaries. Specifically, S&P reaffirmed the AA+ insurer financial strength rating and counterparty credit rating of PMI Mortgage Insurance Co., the AA ratings of PMI Australia and PMI Europe, the Company’s A+ senior debt and counterparty credit rating and the A- capital securities rating of PMI Capital I, which is fully guaranteed by the Company. However, the outlook with respect to these ratings was changed to negative due to concerns expressed by S&P related to the Company’s investment in Fairbanks Capital Corp. (“Fairbanks”).

The Company also noted that S&P announced a downgrade in its residential subprime and residential special loan servicer ranking for Fairbanks from strong to below average, with a stable outlook. S&P noted that “… the stable outlook is attributable, in part, to significant progress in handling customer complaints in compliance with the Real Estate Settlement Procedures Act (RESPA) and Fair Credit Reporting Act (FCRA) guidelines during the latter half of 2002 and early 2003.” The Company further noted that Fitch Ratings (Fitch) has placed Fairbanks’ RPS1 residential primary servicer rating for subprime, Alt-A and Home Equity and its RSS1 residential special servicer on ratings watch negative. Moody’s Investor Services (Moody’s) also rates Fairbanks and it is possible that Moody’s may downgrade its servicer quality rating on Fairbanks.

The Company noted that it and its wholly-owned subsidiaries are also rated by Moody’s and Fitch. No announcement has been made by Moody’s or Fitch with respect to the Company and its subsidiaries. The Company stated that it is unable to provide guidance on what, if any, action may be taken by Moody’s or Fitch regarding the Company in the near term.

Item 9.    Regulation FD Disclosure

On May 1, 2003, the Company announced via press release that its earnings guidance which was previously announced on December 18, 2002 is no longer current and is withdrawn. The Company stated that it is conducting an analysis to determine the effect of recent rating agency actions with respect to Fairbanks on the Company’s 2003 results and that additional information will be provided when such analysis is available.

The Company noted that Fairbanks contributed $0.07 per share to PMI’s first quarter 2003 earnings. For the remainder of 2003, the Company had anticipated a cumulative after tax earnings contribution from Fairbanks of approximately $0.28 per share. This anticipated after tax contribution from Fairbanks was part of the 2003 earnings guidance previously announced by the Company. The Company’s investment in Fairbanks totaled $103 million as of March 31, 2003, with a 56.8% ownership interest and a book value of $140 million.

The information in this Item 9 of this Form 8-K is furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The PMI Group, Inc. (Registrant)

May 2, 2003	By:	/s/ Victor J. Bacigalupi
Victor J. Bacigalupi
Senior Executive Vice President, General Counsel and Secretary